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                                                                     EXHIBIT 7.6

                             STOCKHOLDER AGREEMENT

     THIS STOCKHOLDER AGREEMENT, dated as of May 26, 2000, is entered into by and between The Wiser Oil Company, a Delaware corporation (the "Company"), Wiser Investment Company, LLC, a Delaware limited liability company ("WIC"), and Dimeling, Schreiber and Park, a Pennsylvania general partnership ("DS&P" and, together with WIC, "Purchaser").

                                   RECITALS:

     WHEREAS, the parties hereto have entered into the Stock Purchase Agreement (such term and certain other capitalized terms used in this Agreement are defined in Section 1.1 hereof) pursuant to which Purchaser has agreed to acquire shares of Series C Preferred Stock, subject to the satisfaction of the conditions set forth therein; and

     WHEREAS, the execution and delivery of this Agreement is a condition to Purchaser's obligation to purchase the shares of Series C Preferred Stock pursuant to the Stock Purchase Agreement;

     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

     SECTION 1.1   DEFINITIONS.

     "Advice" shall have the meaning provided in Section 3.7 hereof.

     "Affiliate" means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

     "Affiliated Group", with respect to any Person, means such Person and each Affiliate and Associate of such Person and each other Person with whom such Person is acting "as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of" Shares (within the meaning of Section 13(d)(3) of the Exchange Act, regardless of whether the Company shall at any time be subject to the requirements of the Exchange Act).

     "Agreement" means this Stockholder Agreement, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof.

     "Annual Budget" shall have the meaning provided in Section 2.6 hereof.
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     "Associate" means (i) any corporation or entity (other than the Company or a Subsidiary of the Company) of which such Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Company or any of its Subsidiaries.

     "Beneficial Owner" and "Beneficially Own" mean, with respect to any Person, any securities:

     (i) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly; or

     (ii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has

           (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, rights (other than Wiser Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or

           (B) the right to vote pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the Beneficial Owner of, or to Beneficially Own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from an immediately revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable on
               Schedule 13D under the Exchange Act (or an equivalent form); or

     (iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except to the extent permitted by subparagraph (ii)(B) of this definition) or disposing of any voting securities of the same issuer.

     "Board" means the Board of Directors of the Company.

                                       2
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     "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in New York, New York or Dallas, Texas generally are authorized or required by law to close.

     "Certificate of Designation" means the Certificate of Designation for the Series C Preferred Stock.

     "Closing" means the closing of the transactions contemplated by the Stock Purchase Agreement.

     "Closing Date" means the date on which the Closing takes place.

     "Common Stock" means the Company's Common Stock, $0.01 par value per share, and, except where the context otherwise requires, the accompanying Wiser Rights.

     "Common Stock Equivalents" means (without duplication with any other Common Stock or Common Stock Equivalents) any rights (other than Wiser Rights), warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock of the Company and securities convertible or exchangeable into Common Stock (at the time of issuance or upon the passage of time or the occurrence of some future event); including the Underlying Common Shares.

     "Company" has the meaning set forth in the introductory paragraph hereof.

     "Conversion Shares" means all shares of the Common Stock issuable upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation.

     "Deferral Event" shall have the meaning set forth in Section 3.1(d) hereof.

     "Demand Registration" shall have the meaning set forth in Section 3.1(a) hereof.

     "Demand Request" shall have the meaning set forth in Section 3.1(a) hereof.

     "Dividend Shares" means the shares of Common Stock issuable in payment of dividends payable on the Preferred Shares in accordance with the terms of the Certificate of Designation.

     "Equity Securities" means any capital stock of the Company, any securities directly or indirectly convertible into, or exercisable or exchangeable for, any capital stock of the Company, or any right (other than Wiser Rights), option, warrant or other security which, with the payment of additional consideration, the expiration of time or the occurrence of any event shall give the holder thereof the right to acquire any capital stock of the Company or any security convertible into or exercisable or exchangeable for, any capital stock of the Company.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

                                       3
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     "Excluded Registration" means a registration under the Securities Act of
(i) securities issuable under employee compensation or benefit programs or otherwise on Form S-8 or an equivalent form, or (ii) securities issuable under an exchange offer or an offering of securities solely to the existing stockholders or employees of the Company or to the existing stockholders of another company in connection with a merger or acquisition or otherwise on Form S-4 or an equivalent form.

     "Executive Committee" shall have the meaning set forth in Section 2.1(b) hereof.

     "Fully-Diluted Shares" means, at any time, the then outstanding shares of Common Stock plus (without duplication) all shares of Common Stock issuable (at the time of issuance or upon passage of time or the occurrence of some future event), upon the exercise, conversion or exchange of all then-outstanding Common Stock Equivalents. The percentage of the Fully-Diluted Shares held by a Person at any time shall be determined so that a Person is deemed the Beneficial Owner of the then outstanding shares of Common Stock attributable to such Person plus (without duplication) all shares of Common Stock issuable (whether at the time of issuance or upon passage of time or the occurrence of some future event), upon the exercise, conversion or exchange of all then-outstanding Common Stock Equivalents attributable to such Person, which shares of Common Stock (but not Common Stock issuable under any other outstanding Common Stock Equivalents) shall be deemed to be outstanding for purposes of this determination.

     "Inspectors" shall have the meaning set forth in Section 3.6(j) hereof.

     "Management Agreement" means the Management Agreement to be entered into by and between the Company and WIC at the Closing.

     "Material Adverse Effect" shall have the meaning set forth in the Stock Purchase Agreement.

     "NASD" shall have the meaning provided in Section 3.6(m) hereof.

     "Nasdaq" shall have the meaning set forth in Section 3.6(l) hereof.

     "Option" shall have the meaning set forth in the Stock Purchase Agreement.

     "Option Closing" shall have the meaning set forth in the Stock Purchase Agreement.

     "Option Closing Date" shall have the meaning set forth in the Stock Purchase Agreement.

     "Option Term" shall have the meaning set forth in the Stock Purchase Agreement.

     "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint-stock company, government or other agency or political subdivision thereof or other entity of any kind.

     "Piggyback Registration" shall have the meaning set forth in Section 3.2(a) hereof.

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     "Preferred Shares" means the shares of Series C Preferred Stock to be purchased by Purchaser at the Closing and any Option Closings pursuant to the Stock Purchase Agreement.

     "Purchaser" shall have the meaning set forth in the introductory paragraph hereof.

     "Purchaser Designee" shall have the meaning set forth in Section 2.1(a) hereof.

     "Purchaser Group" means each Purchaser together with its respective Affiliates.

     "Purchaser Representative" shall have the meaning set forth in Section 3.1(a) hereof.

     "Records" shall have the meaning set forth in Section 3.6(j) hereof.

     "Registrable Shares" means at any time the Underlying Common Shares and any other Equity Securities issued or issuable with respect thereto by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that Registrable Shares shall not include any shares (i) the sale of which has been registered pursuant to the Securities Act and which shares have been sold pursuant to such registration, or (ii) which have been sold to the public pursuant to Rule 144 of the SEC under the Securities Act.

     "Registration Expenses" shall have the meaning set forth in Section 3.8 hereof.

     "Required Filing Date" shall have the meaning set forth in Section 3.1(a) hereof.

     "Restated Bylaws" means the Restated Bylaws of the Company, as amended from time to time following the Closing Date.

     "Restated Certificate" means the Restated Certificate of Incorporation of the Company approved by the stockholders of the Company at the Stockholders' Meeting (as defined in the Stock Purchase Agreement), as amended from time to time following the Closing Date.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

     "Series C Preferred Stock" means the Company's Series C Cumulative Convertible Preferred Stock, par value $10.00 per share, which shall have the terms set forth in the Certificate of Designation.

     "Shares" means the Preferred Shares, Warrant Shares, Conversion Shares and/or Dividend Shares.

     "Shelf Registration" shall have the meaning set forth in Section 3.4(a) hereof.

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     "Stock Purchase Agreement" means that certain Amended and Restated Stock
Purchase Agreement dated as of December 13, 1999 between WIC and the Company, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof.

     "Subsidiary" of any Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the date of determination thereof, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, and (ii) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such Person.

     "Suspension Notice" shall have the meaning provided in Section 3.7 hereof.

     "Underlying Common Shares" means the Warrant Shares, the Conversion Shares and the Dividend Shares.

     "Warrant Agreement" means each Warrant Agreement to be entered into by and between the Company and WIC at the Closing and any Option Closings.

     "Warrants" means the Common Stock purchase warrants issued under the Warrant Agreement.

     "Warrant Shares" means all shares of Common Stock issuable upon exercise of the Warrants in accordance with the terms of the Warrant Agreement.

     "WIC" shall have the meaning set forth in the introductory paragraph hereof.

     "Wiser Rights" means rights to purchase Series B Preferred Stock of the Company pursuant to the Wiser Rights Agreement.

     "Wiser Rights Agreement" means the Rights Agreement dated as of October 25, 1993 by and between the Company and ChaseMellon Shareholder Services, L.L.C., as successor rights agent, as amended.

     SECTION 1.2 REFERENCES AND TITLES. Titles appearing at the beginning of any Articles, Sections, subsection, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof" and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein)

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in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

                                  ARTICLE II
               MANAGEMENT OF THE COMPANY AND CERTAIN ACTIVITIES

     SECTION 2.1   BOARD OF DIRECTORS; EXECUTIVE COMMITTEE.

     (a) BOARD REPRESENTATION. At the Closing, the Company shall fill the vacancies on the Board created by the resignation of Andrew J. Shoup, Jr., Howard Hamilton and John W. Cushing III (executed originals of which have been delivered to the Company on the date hereof) with three nominees designated by Purchaser (each, a "Purchaser Designee"), one of which shall also be designated to serve as the Chairman of the Board. Subject to Section 2.1(e) hereof, from and after the Closing and any Option Closings Purchaser shall have the continuing right to designate the Purchaser Designees and the Chairman of the Board. Each Purchaser Designee shall serve until the annual meeting of the Company's stockholders at which the term of the class to which such Purchaser Designee has been appointed expires, and until his or her respective successor is elected and qualified or until his or her earlier death, resignation or removal from office. Unless Purchaser advises the Board in writing of one or more replacement Purchaser Designees for the Company's next annual or special meeting of stockholders at which directors are elected and the term of one or more Purchaser Designee expires, then the Purchaser Designee(s) for any such meeting shall be deemed to be the incumbent Purchaser Designee(s). During the term of the Management Agreement, designations under this Section 2.1(a) shall be made by WIC on behalf of Purchaser.

     (b) EXECUTIVE COMMITTEE. At the Closing, an executive committee for the Company (the "Executive Committee") shall be created and the Company shall take all actions so that the three Purchaser Designees and C. Frayer Kimball, III, are appointed to serve on the Executive Committee. The President of the Company shall serve as an advisory member of the Executive Committee. The Executive Committee shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company on matters which by law do not need whole Board approval. The affirmative vote of a majority of the members of the Executive Committee must approve a particular matter for it to be the act of the Executive Committee. If the affirmative vote of a majority of the members of the Executive Committee on a particular matter submitted to the Executive Committee for approval cannot be obtained, such matter shall be submitted to the whole Board for approval. Executive Committee approval shall be required to approve operating or capital expenditures exceeding $1,000,000 per transaction, unless such expenditures were specifically approved by the Board as part of the Annual Budget. Whole Board approval shall be required to approve (i) any operating or capital expenditure or series of related expenditures exceeding $2,500,000, unless such expenditure or expenditures were specifically approved by the Board as a part of the Annual Budget, (ii) the nomination of members for election to the Board, (iii) the filling of vacancies in the Board, the Executive Committee or other Board committee, and (iv) transactions between the Company, on the one hand, and any Purchaser or any Affiliate of any Purchaser, on the other hand. Written or printed

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notice stating the place, day and hour of any meeting of the Executive Committee and the purpose or purposes for which the meeting is called shall be delivered to each member of the Executive Committee so that it is received by such member not less than three days before the date of the meeting. Any action required or permitted to be taken at a meeting of the Executive Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the members of the Executive Committee.

     (c) OTHER COMMITTEES. At the Closing, the Company shall take all necessary action so that one Purchaser Designee who is not an executive officer of the Company is appointed to serve as a member of each committee of the Board, other than the Executive Committee.

     (d) CERTAIN OFFICERS. Subject to Section 2.1(e), at and after the Closing and any Option Closings Purchaser shall have the right to make all nominations of individuals for election to the offices of Chief Executive Officer and Chief Financial Officer of the Company. During the term of the Management Agreement, nominations under this Section 2.1(d) shall be made by WIC on behalf of Purchaser.

     (e) CONTINUATION OF RIGHTS. (i) As long as the Purchaser Group Beneficially Owns 4,600,000 or more Fully-Diluted Shares (excluding shares owned by the Purchaser Group prior to the Closing Date), Purchaser shall be entitled to designate in accordance with the provisions hereof three Purchaser Designees to serve on the Board and the Executive Committee and one Purchaser Designee who is not an executive officer of the Company to each other committee of the Board. Otherwise, Purchaser shall be entitled to designate that number of Purchaser Designees to the Board and the Executive Committee corresponding to the Purchaser Group's Beneficial Ownership (excluding shares owned by the Purchaser Group prior to the Closing Date) of Common Stock as set forth below:

        Number of Fully-Diluted Shares      Number of Purchaser Designees
        ------------------------------      -----------------------------

        From 2,800,000 to 4,600,000                    Two
        From 800,000 to 2,800,000                      One
        Less than 800,000                              Zero

     (ii) At such time as the Purchaser Group Beneficially Owns fewer than 2,800,000 of the Fully-Diluted Shares, Purchaser shall no longer be entitled to
(A) designate the Chairman of the Board, (B) designate a Purchaser Designee to serve on other committees of the Board in accordance with subsection (c) above or (C) nominate the Chief Executive Officer and the Chief Financial Officer in accordance with subsection (d) above.

     (iii) As long as Purchaser is entitled to designate Purchaser Designees in accordance with this Section 2.1, the Company agrees to continue to cause such Purchaser Designee(s) (or their respective successor(s) designated by Purchaser) to be nominated for election to the Board at each annual or special meeting of stockholders at which directors are elected after the Closing when the term of office of any Purchaser Designee expires. To the extent the Company's proxy statement for any meeting of stockholders includes a recommendation regarding the election of any other nominees to the Board, the Company agrees to include a recommendation that the

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stockholders also vote in favor of the Purchaser Designee(s) that are nominated for election to the Board in accordance with this Section 2.1.

     (iv) (A) Unless clause (B) of this Section 2.1(e)(iv) is applicable, at any time that the number of Purchaser Designees that Purchaser may designate decreases by operation of Section 2.1(e)(i) hereof (a "Designee Reduction"), a Purchaser Designee (or Purchaser Designees, as the case may be) selected by Purchaser shall cease to be a Purchaser Designee, though such individual shall continue to serve on the Board until his successor is duly elected and qualified.

               (B) If at the time of a Designee Reduction the Restated Certificate provides for a classified Board, (1) a Purchaser Designee (or Purchaser Designees, as the case may be) whose term of office expires at the next annual meeting of stockholders at which directors are elected (each an "Expiring Designee") shall cease to be a Purchaser Designee, though any such individual shall continue to serve on the Board until his successor is duly elected and qualified, provided that if the number of Expiring Designees exceeds the amount of the Designee Reduction, Purchaser shall select the Expiring Designee(s) that shall cease to be a Purchaser Designee(s) and (2) if the number of Expiring Designees is less than the amount of the Designee Reduction, Purchaser shall select an additional Purchaser Designee (or Purchaser Designees, as the case may be) who shall promptly resign from the Board, the Executive Committee and any other Board committee of which he is a member, provided that upon the affirmative vote of a majority of the remaining members of the Board, any such individual shall continue to serve on the Board until his successor is duly elected and qualified. The provisions of this clause (B) shall automatically terminate at such time as the Restated Certificate no longer provides for a classified Board.

     (v) Notwithstanding anything in this Section 2.1(e) to the contrary, if at the time of the Closing or any Option Closings the Purchaser Group Beneficially Owns less than 6,624,069 Fully-Diluted Shares (excluding shares owned by the Purchaser Group prior to the Closing Date), then for purposes of this Section 2.1(e) the number of Fully-Diluted Shares that must be Beneficially Owned by the Purchaser Group in order for it to maintain a specified designation or related right shall be adjusted by multiplying such number of Fully-Diluted Shares by a fraction of which the numerator is the aggregate purchase price paid by Purchaser at the Closing and any Option Closings, and the denominator is $25,000,000. Any calculation made under this Section 2.1(e)(v) shall be rounded to the nearest whole Fully-Diluted Share.

     (vi) In addition to any adjustment that is required under Section 2.1(e)(v), for purposes of this Section 2.1(e) the number of Fully-Diluted Shares that must be Beneficially Owned by the Purchaser Group in order for it to maintain a specified designation or related right shall be appropriately adjusted from time to time in case the Company shall (A) pay a dividend on Common Stock in Common Stock, (B) subdivide its outstanding shares of Common Stock into a greater number of such shares or (C) combine its outstanding shares of Common Stock into a smaller number of such shares.

     (f) VACANCIES. If, following an election or appointment to the Board or committee thereof pursuant to this Section 2.1, any Purchaser Designee shall resign or be removed or be unable to serve for any reason (other than as a result of a Designee Reduction) prior to the expiration of his term as a director of the Company or member of the Executive Committee and any other applicable committee, then WIC on behalf of Purchaser shall, within 30 days of such event, notify the Board in writing of a replacement Purchaser Designee, and the Company shall cause such replacement Purchaser Designee to be appointed to the Board and the Executive Committee and any other applicable committee to fill the unexpired term of the Purchaser Designee who such new Purchaser Designee is replacing.

     SECTION 2.2 COSTS AND EXPENSES. The Purchaser Designees shall be entitled to receive the same compensation and reimbursement of expenses, and to participate in the same benefit and incentive plans, as the Company provides to non-employee members of its Board of Directors generally. In addition, the Company will pay all reasonable out-of-pocket expenses incurred by Purchaser Designees in connection with their participation in meetings of the Board of Directors (and committees thereof) of the Company and the Boards of Directors (and committees thereof) of the Subsidiaries of the Company.

     SECTION 2.3 SERIES C PREFERRED DIRECTORS. Notwithstanding anything herein to the contrary, the Company and the Board shall approve of and shall take all actions as may be necessary to elect the directors that the holders of the Series C Preferred Stock are entitled to elect upon an Event of Noncompliance (each as defined in the Certificate of Designations) pursuant to
Section 10B of the Certificate of Designations.

     SECTION 2.4 RESTATED CERTIFICATE; BYLAWS. The Company shall ensure that the Restated Certificate and Restated Bylaws as in effect immediately following the date hereof do not, at any time thereafter, conflict in any respect with the provisions of this Agreement. In addition, the Company agrees that it will not amend the Restated Bylaws or adopt a resolution in accordance with the Restated Bylaws to increase the size of the Board from seven members without the approval of a majority of the Purchaser Designees, or if only one Purchaser Designee remains, approval by such remaining Purchaser Designee.

     SECTION 2.5 OTHER ACTIVITIES OF PURCHASER AFFILIATES; FIDUCIARY DUTIES. It is understood and accepted by the parties to this Agreement that each Purchaser and its Affiliates have interests in other business ventures which may be in conflict with the activities of the Company and its Subsidiaries and that, subject to applicable law, nothing in this Agreement shall limit the current or future business activities of Affiliates of each Purchaser, whether or not such activities are competitive with those of the Company and its Subsidiaries; provided, however, that nothing in this Agreement, express or implied, shall (i) relieve any officer or director of the Company (including any Purchaser Designee) or any of its Subsidiaries of any fiduciary or other duties or obligations they may have to the Company's stockholders or (ii) affect the obligations of WIC and its Affiliates under the Management Agreement.

     SECTION 2.6 ANNUAL BUDGET. The senior management of the Company shall submit to the Board for its approval a strategic plan and budget, including operating and capital budgets, as may be amended from time to time (the "Annual Budget"), within 45 days following the date hereof (with respect to calendar year 2000) and at least 60 days prior to the beginning of each succeeding calendar year period.


                                  ARTICLE III
                              REGISTRATION RIGHTS

     SECTION 3.1   DEMAND REGISTRATION.

     (a) REQUEST FOR REGISTRATION. At any time WIC on behalf of Purchaser may request the Company, in writing (a "Demand Request"), to effect the registration under the Securities Act of all or part of its Registrable Shares (a "Demand Registration"). Each Demand Request shall specify the number of Registrable Shares proposed to be sold. Subject to subsection (d) of this Section 3.1, the Company shall file the Demand Registration within 30 days after receiving a Demand Request (the "Required Filing Date"), and shall use all commercially reasonable efforts to cause such Demand Registration to be declared effective by the SEC as promptly as practicable after such filing; provided, that the Company need effect only two Demand Registrations (any of which may be a Shelf Registration pursuant to Section 3.4 below). It is specifically agreed that the Demand Registration rights set forth in this Section 3.1 shall be assignable to any transferee of the Registrable Shares who is a member of the Purchaser Group, but not otherwise; provided, however, that only WIC or such other Person duly designated by WIC by written notice to the Company as agent to Purchaser (the "Purchaser Representative") for the purposes of the giving and receipt of demands, requests and other communications pursuant to this Section 3.1, shall be entitled to request the Company to effect the Demand Registration.

     (b) EFFECTIVE REGISTRATION AND EXPENSES. A registration will not count as a Demand Registration until it has become effective; provided, that if, after it has become effective, an offering of Registrable Shares pursuant to a registration is interfered with by any stop order, injunction, or other order or requirement of the SEC or other governmental agency or court, such registration will be deemed not to have been effected and will not count as a Demand Registration. Subject to the following sentence, in the event that a Demand Request is made by WIC or the Purchaser Representative that is subsequently withdrawn by such persons, all Registration Expenses incurred in connection therewith shall be borne by Purchaser and such withdrawn Demand Request shall not be counted as a Demand Registration in determining the number of Demand Registrations to which Purchaser is entitled pursuant to subsection (a) of this
Section 3.1. In the event that a Demand Request is made by WIC or the Purchaser Representative that is subsequently withdrawn by such persons, all Registration Expenses shall be borne by the Company if (i) the Company has not performed its obligations hereunder in all material respects or (ii) there has been any event, change or effect which, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect; and in such case a withdrawn Demand Request shall not be counted as a Demand Registration in determining the number of Demand Registrations to which Purchaser is entitled pursuant to subsection (a) of this Section 3.1.

     (c) SELECTION OF UNDERWRITERS. If Purchaser intends to distribute the Registrable Shares pursuant to a Demand Registration by means of an underwriting, WIC on behalf of Purchaser shall so advise the Company as part of the Demand Request and provide the name of the investment banking firm or firms to manage the underwritten offering; provided that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld. If the managing underwriter of such underwritten offering shall inform the Company and WIC by letter of its belief that the amount of Registrable Shares requested to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering within a price range acceptable to WIC on behalf of Purchaser, then the Company shall only be required to include in such registration such amount of Registrable Shares which the Company is so advised can be sold in (or during the time of) such offering.

     (d) DEFERRAL OF FILING. The Company may defer the filing (but not the preparation) of a registration statement required by Section 3.1 until a date not later than 120 days after the Required Filing Date (or, if longer, 120 days after the effective date of the registration statement contemplated by clause
(ii) below) if at the time the Company receives the Demand Request, (i) the Company or any of its Subsidiaries are engaged in or propose to engage in confidential negotiations or other confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed), and the Board determines in good faith that such disclosure would be materially detrimental to the Company and its stockholders or would have a material adverse effect on any such confidential negotiations or other confidential business activities, or
(ii) the Company is engaged in or the Board has determined to effect a registered underwritten public offering of the Company's securities for the Company's account and the Company had taken substantial steps (including, but not limited to, selecting a managing underwriter for such offering) and is proceeding with reasonable diligence to effect such offering (in either case, a "Deferral Event"). A deferral of the filing of a registration statement pursuant to this subsection (d) shall be lifted, and the requested registration statement shall be filed forthwith, if, in the case of a deferral pursuant to clause (i) of the preceding sentence, the negotiations or other activities are disclosed or terminated, or, in the case of a deferral pursuant to clause (ii) of the preceding sentence, the registration for the Company's account is either consummated or abandoned. In order to defer the filing of a registration statement pursuant to this subsection (d), the Company shall promptly (but in any event within five Business Days), upon determining to seek such deferral, deliver to WIC a certificate signed by an executive officer of the Company stating that the Company is deferring such filing pursuant to this subsection
(d) and a general statement of the reason for such deferral and an approximation of the anticipated delay. Within 20 days after receiving such certificate, WIC on behalf of Purchaser may withdraw such Demand Request by giving notice to the Company; if withdrawn, the Demand Request shall be deemed not to have been made for all purposes of this Agreement.

     SECTION 3.2   PIGGYBACK REGISTRATIONS.

     (a) RIGHT TO PIGGYBACK. Until such time as the Purchaser Group ceases to Beneficially Own at least 5% (which percentage may be adjusted in accordance with Section 2.1(e)(v)) of the Fully-Diluted Shares, each time the Company proposes to register any of its Common Stock (other than pursuant to an Excluded Registration) under the Securities Act for sale to the public (whether for the account of the Company or the account of any securityholder of the Company) or proposes to make such an offering of Common Stock pursuant to a previously filed registration statement pursuant to Rule 415 under the Securities Act and the form of registration statement to be used permits the registration of Registrable Shares, the Company shall give prompt written notice to WIC (which notice shall be given not less than 30 days prior to the effective date of the Company's registration statement), which notice shall offer each Purchaser the opportunity to include any or all of its Registrable Shares in such registration statement, subject to the limitations contained in subsection (b) of this
Section 3.2 (a "Piggyback Registration"). If Purchaser desires to have its Registrable Shares included in such registration statement, WIC on behalf of Purchaser shall so advise the Company in writing (stating the number of shares desired to be registered) within 20 days after the date of such notice from the Company. WIC shall have the right to withdraw its request for inclusion of Registrable Shares in any registration statement pursuant to this subsection (a) by giving written notice to the Company of such withdrawal. Subject to subsection (b) of this Section 3.2, the Company shall include in such registration statement all such Registrable Shares so requested to be included therein; provided, however, that the Company may at any time withdraw or cease proceeding with any such registration if it shall at the same time withdraw or cease proceeding with the registration of Common Stock originally proposed to be registered. It is specifically agreed that the Piggyback Registration rights set forth in this Section 3.2 shall not be assignable to any transferee of the Registrable Shares other than members of the Purchaser Group who own more than 10% of the Registrable Shares; provided, however, that no member of the Purchaser Group (other than WIC or the Purchaser Representative) shall be entitled to receive or make notices under this Section 3.2 and; provided, further, that, for purposes of this Section 3.2 only, all notices delivered to WIC or the Purchaser Representative shall be deemed to have been given to all members of the Purchaser Group and all notices delivered to the Company by WIC or the Purchaser Representative shall be deemed to have been given by the members of the Purchaser Group, except to the extent explicitly specified in such notice.

     (b) PRIORITY ON REGISTRATIONS. If (i) a registration pursuant to subsection (a) of this Section 3.2 involves an underwritten offering of the securities being registered to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms customary and appropriate for such a transaction and (ii) the lead managing underwriter of such underwritten offering shall inform the Company and WIC by letter of its belief that the amount of Registrable Shares requested to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering within a price range acceptable to Purchaser, then the Company will include in such registration such amount of securities which the Company is so advised can be sold in (or during the time of) such offering pro rata on the basis of the amount of such Registrable Shares so proposed to be sold and so requested to be included by the members of the Purchaser Group; provided, however, that (A) if the underwritten Piggyback Registration is a primary offering on behalf of the Company, any shares requested to be included in the registration statement (or registration statements) for any Person other than members of the Purchaser Group shall be eliminated first prior to any such pro rata reduction, (B) if the underwritten Piggyback Registration is a secondary offering on behalf of any holder(s) of Common Stock, the shares requested to be included therein by the holders requesting such registration and the Registrable Shares requested to be included by the members of the Purchaser Group shall be included pro rata on the basis of the number of shares held by each such holder, and (C) no such reduction shall reduce the securities being offered by the Company for its own account.

     SECTION 3.3 OBLIGATIONS OF PURCHASER. Purchaser shall not participate in any registration statement hereunder unless each Purchaser agrees to (i) sell its Registrable Shares on the basis provided in any customary underwriting arrangements approved by the Company and (ii) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents reasonably required under the terms of such underwriting arrangements; provided, however, that Purchaser shall not be required to make any representations or warranties in connection with any such registration other than representations and warranties as to (A) Purchaser's ownership of Registrable Shares to be sold or transferred free and clear of all liens, claims, and encumbrances, (B) Purchaser's power and authority to effect such transfer, and (C) such matters pertaining to compliance with securities laws as may be reasonably requested.

     SECTION 3.4   SHELF REGISTRATION.

     (a) Upon the written request of WIC on behalf of Purchaser, the Company shall promptly prepare and file with the SEC (in any case within 30 days of such written request) a shelf registration statement pursuant to Rule 415 under the Securities Act and shall include therein such Registrable Shares as WIC shall request (the "Shelf Registration"). The Company shall use commercially reasonable efforts to cause such Shelf Registration statement to be declared effective by the SEC. The Company shall keep such Shelf Registration statement effective until the earlier of such time as (i) all Registrable Shares have been sold or (ii) one year has elapsed from the effective date of such Shelf Registration statement (plus a number of days equal to the aggregate number of days that the Company suspends the disposition of Registrable Shares under any Shelf Registration pursuant to subsection (b) below). A Shelf Registration effected pursuant to this Section 3.4 shall count as a Demand Registration.

     (b) The Company may suspend the disposition of Registrable Shares under any Shelf Registration on any number of occasions for an aggregate period of up to 120 days in any one-year period with respect to a Deferral Event; provided, however, that the 120 day period referred to in the immediately preceding clause shall be reduced for each day the filing of such registration statement is delayed pursuant to Section 3.1(d) hereunder and; provided further that a suspension pursuant to this Section 3.4 shall be lifted if such negotiations or other activities relating to such Deferral Event are disclosed by the Company or terminated or, in the case of a registered underwritten public offering for the Company's account, the registration is either consummated or abandoned. In order to suspend the disposition of Registrable Shares under this subsection
(b), the Company shall promptly but in any event within five Business Days, upon determining to seek such suspension, deliver to each Holder a certificate signed by an executive officer of the Company stating that the Company is suspending the disposition of Registrable Shares hereunder and, subject to applicable confidentiality agreements, a general statement of the reason for such suspension and an approximation of the anticipated delay.

     SECTION 3.5 HOLDBACK AGREEMENT. In connection with any underwritten registration, the Company and each Purchaser agrees, and the Company and each Purchaser agrees to use their reasonable efforts to cause their respective Affiliates to agree, not to effect any public sale or private offer or distribution of any Common Stock or Common Stock Equivalents during the ten business days prior to the effectiveness under the Securities Act of any underwritten registration and during such time period after the effectiveness under the Securities Act of any underwritten registration (not to exceed 90 days) (except, if applicable, as part of such underwritten registration or in connection with an Excluded Registration) as the Company and the managing underwriter may agree.

     SECTION 3.6 REGISTRATION PROCEDURES. Whenever WIC on behalf of Purchaser has requested that any Registrable Shares be registered pursuant to this Agreement, the Company will use its commercially reasonable efforts to effect the registration and the sale of such Registrable Shares in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

     (a) prepare and file with the SEC a registration statement on any appropriate form under the Securities Act with respect to such Registrable Shares and use its commercially reasonable efforts to cause such registration statement to become effective (provided that at least five days before filing a registration statement or prospectus or at least two days before filing any amendments or supplements thereto, the Company shall furnish to the counsel selected by WIC or the Purchaser Representative copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

     (b) prepare and file with the SEC such amendments, post-effective amendments, and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 180 days (or such lesser period as is necessary for the underwriters in an underwritten offering to sell unsold allotments or, in the case of a Shelf Registration, such period of time set forth in Section 3.4(a)) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

     (c) furnish to each seller of Registrable Shares and the underwriters of the securities being registered such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), any documents incorporated by reference therein and such other documents as such seller or underwriters may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such seller or the sale of such securities by such underwriters (it being understood that, subject to Section
3.7 and the requirements of the Securities Act and applicable state securities laws, the Company consents to the use of the prospectus and any amendment or supplement thereto by each seller and the underwriters in connection with the offering and sale of the Registrable Shares covered by the registration statement of which such prospectus, amendment or supplement is a part);

     (d) use its commercially reasonable efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as the managing underwriter reasonably requests; use its commercially reasonable efforts to keep each such registration or qualification (or exemption therefrom) effective during the period in which such registration statement is required to be kept effective; and do any and all other acts and things which may be reasonably necessary or advisable to enable each seller to consummate the disposition of the

Registrable Shares owned by such seller in such jurisdictions (provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph or (ii) consent to general service of process in any such jurisdiction);

     (e) promptly notify each seller and each underwriter and (if requested by any such Person) confirm such notice in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Shares under state securities or "blue sky" laws or the initiation of any proceedings for that purpose, and (iii) of the happening of any event which makes any statement made in a registration statement or related prospectus untrue or which requires the making of any changes in such registration statement, prospectus or documents so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and, as promptly as practicable thereafter, prepare and file with the SEC and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Shares, such prospectus will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

     (f) make generally available to the Company's security holders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act as soon as practicable but no later than 90 days after the end of the 12-month period beginning with the first day of the Company's first fiscal quarter commencing after the effective date of a registration statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

     (g) if requested by the managing underwriter or any seller promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or any seller reasonably requests to be included therein, including, without limitation, with respect to the Registrable Shares being sold by such seller, the purchase price being paid therefor by the underwriters and with respect to any other terms of the underwritten offering of the Registrable Shares to be sold in such offering, and promptly make all required filings of such prospectus supplement or post-effective amendment;

     (h) as promptly as practicable after filing with the SEC of any document which is incorporated by reference into a registration statement (in the form in which it was incorporated), deliver a copy of each such document to each seller;

     (i) cooperate with the sellers and the managing underwriter to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under applicable law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or such sellers may request and keep available and make available to the Company's transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

     (j) promptly make available for inspection by any seller, any underwriter participating in any disposition pursuant to any registration statement, and any attorney, accountant or other agent or representative retained by any such seller or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information requested by any such Inspector in connection with such registration statement; provided, that, unless the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, the Company shall not be required to provide any information under this subparagraph (j) if (1) the Company believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (2) if either (A) the Company has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (B) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing unless prior to furnishing any such information with respect to clause (1) or (2) each Purchaser agrees to enter into a confidentiality agreement in customary form and subject to customary exceptions; and provided, further that each Purchaser agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company at its expense, to undertake appropriate action and to prevent disclosure of the Records deemed confidential;

     (k) furnish to each seller underwriter a signed counterpart of (i) an opinion or opinions of counsel to the Company, and (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the sellers or managing underwriter reasonably requests;

     (l) cause the Registrable Shares included in any registration statement to be (i) listed on each securities exchange, if any, on which similar securities issued by the Company are then listed, or (ii) authorized to be quoted and/or listed (to the extent applicable) on the National Association of Securities Dealers, Inc. Automated Quotation System ("Nasdaq") or the Nasdaq National Market if the Registrable Shares so qualify;

     (m) cooperate with each seller and each underwriter participating in the disposition of such Registrable Shares and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc. ("NASD");

     (n) during the period when the prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act;

     (o) notify each seller of Registrable Shares promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

     (p) prepare and file with the SEC promptly any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for the Company or the managing underwriter, is required in connection with the distribution of the Registrable Shares;

     (q) enter into such agreements (including underwriting agreements in the managing underwriter's customary form) as are customary in connection with an underwritten registration; and

     (r) advise each seller of such Registrable Shares, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

     SECTION 3.7 SUSPENSION OF DISPOSITIONS. Each Purchaser agrees that, upon receipt of any notice (a "Suspension Notice") from the Company of the happening of any event of the kind described in Section 3.6(e)(iii), each Purchaser will forthwith discontinue disposition of Registrable Shares until Purchaser's receipt of the copies of the supplemented or amended prospectus, or until it is advised in writing (the "Advice") by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus, and, if so directed by the Company, each Purchaser will deliver to the Company all copies, other than permanent file copies then in Purchaser's possession, of the prospectus covering such Registrable Shares current at the time of receipt of such notice. In the event the Company shall give any such notice, the time period regarding the effectiveness of registration statements set forth in Sections 3.4 and 3.6(b) hereof shall be extended by the number of days during the period from and including the date of the giving of the Suspension Notice to and including the date when each seller of Registrable Shares covered by such registration statement shall have received the copies of the supplemented or amended prospectus or the Advice. The Company shall use its commercially reasonable efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable.

     SECTION 3.8 REGISTRATION EXPENSES. All expenses incident to the Company's performance of or compliance with this Article III, including, without limitation, (i) all registration and filing fees, (ii) all fees and expenses associated with filings required to be made with the NASD (including, if applicable, the fees and expenses of any "qualified independent underwriter" as such term is defined in Schedule E of the By-Laws of the NASD, and of its counsel), as may be required by the rules and regulations of the NASD, (iii) fees and expenses of compliance with securities or "blue sky" laws (including reasonable fees and disbursements of counsel in connection with "blue sky" qualifications of the Registrable Shares), (iv) rating agency fees, (v) printing expenses (including expenses of printing certificates for the Registrable Shares in a form eligible for deposit with Depository Trust Company and of printing prospectuses, (vi) messenger and delivery expenses, (vii) the Company's internal expenses (including without limitation all salaries and expenses of its officers and employees performing legal or accounting duties), (viii) the fees and expenses incurred in connection with any listing of the Registrable Shares, (ix) fees and expenses of counsel for the Company and fees and expenses of the Company's independent certified public accountants (including the expenses of any special audit or "cold comfort" letters required by or incident to such performance),
(x) securities acts liability insurance (if the Company elects to obtain such insurance), (xi) the fees and expenses of any special experts retained by the Company in connection with such registration, (xii) the fees and expenses of other Persons retained by the Company and (xiii) the reasonable fees and expenses of one counsel selected by WIC and the Purchaser Representative (all such expenses being herein called "Registration Expenses"), subject to Section 3.1(b), will be borne by the Company whether or not any registration statement becomes effective; provided that, Purchaser shall bear 50% of all of the Registration Expenses incurred in connection with the second Demand Registration that becomes effective hereunder up to a maximum of $100,000 and; provided, further, that, except as expressed otherwise provided above, in no event shall Registration Expenses include (i) any expenses incurred by each Purchaser to retain any counsel, accountant or other advisor, (ii) underwriting discounts,
(iii) selling commissions and (iv) transfer taxes.

     SECTION 3.9   INDEMNIFICATION.

     (a) The Company agrees to indemnify and reimburse, to the fullest extent permitted by law, any member of the Purchaser Group who is not deemed to control the Company (within the meaning of the Securities Act or the Exchange Act) and each of such member's employees, advisors, agents, representatives, partners, members, officers and directors (A) against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, attorneys' fees and disbursements except as limited by subsection (c) of this
Section 3.9) based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus, or preliminary prospectus relating to the offer and sale of Registrable Shares, or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (B) against any and all loss, liability, claim, damage, and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement (effected with the Company's consent) of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (C) against any and all costs and expenses (including reasonable fees and disbursements of counsel) as may be reasonably incurred in investigating, preparing, or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of or resulting from any such untrue statement or omission or alleged untrue statement or omission, to the extent that any such expense or cost is not paid under subparagraph (A) or (B) above; except insofar as the same are made in reliance upon and in strict conformity with information furnished in writing to the Company by any Purchaser or any member of the Purchaser Group for use therein or arise from any Purchaser's or any such members' failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto that would have corrected the actual or alleged untrue statement or omission after the Company has furnished any Purchaser or any such member of the Purchaser Group with a sufficient number of copies of the same. The reimbursements required by this subsection (a) of this Section 3.9 will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

     (b) In connection with any registration statement that includes Registrable Shares, any Purchaser and any member of the Purchaser Group selling Registrable Shares will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and such Purchaser and such member of the Purchaser Group agrees to indemnify and reimburse the Company and the Company's employees, advisors, agents, representatives, officers and directors (A) against any and all losses, claims, damages, liabilities, and expenses, joint or several (including, without limitation, reasonable attorneys' fees and disbursements except as limited by subsection (c) of this Section 3.9) based upon, arising out of, related to or resulting from any untrue statement or alleged untrue statement of a material fact contained in the registration statement, prospectus, or any preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, (B) against any and all loss, liability, claim, damage, and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement (effected with Purchaser's consent) of any litigation or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon, arising out of or resulting from any such untrue statement or omission or alleged untrue statement or omission, and (C) against any and all costs and expenses (including reasonable fees and disbursements of counsel) as may be reasonably incurred in investigating, preparing, or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon, arising out of or resulting from any such untrue statement or omission or alleged untrue statement or omission, to the extent that any such expense or cost is not paid under subparagraph (A) or (B) above; but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with any information or affidavit so furnished in writing by such Purchaser or member of the Purchaser Group specifically for inclusion in the registration statement provided that the obligation to indemnify will be several, not joint and several, among the members of the Purchaser Group selling Registrable Shares, and the liability of each such seller of Registrable Shares will be in proportion to, and provided further that such liability will be limited to, the net amount received by such seller from the sale of Registrable Shares pursuant to such registration statement; provided, however, that such seller of Registrable Shares shall not be liable in any such case to the extent that prior to the filing of any such registration statement or prospectus or amendment thereof or supplement thereto, such seller has furnished in writing to the Company information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto which corrected or made not misleading information previously furnished to the Company. The reimbursement required by this subsection (b) of this Section 3.9 will be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

     (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person except to the extent that the indemnifying party is prejudiced thereby) and (ii) unless such indemnified party has been advised by counsel that a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (A) the indemnifying party has agreed to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person, (C) the named parties to any such action or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel in writing that there is a conflict of interest on the part of counsel employed by the indemnifying party to represent such indemnified party, or (D) the indemnified party's counsel shall have advised the indemnified party that there are defenses available to the indemnified party that are different from or in addition to those available to the indemnifying party and that the indemnifying party is not able to assert on behalf of or in the name of the indemnified party (in which case of either (C) or (D), if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of such indemnified party but shall have the right to participate through its own counsel. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (1) such settlement or compromise contains a full and unconditional release of the indemnified party or (2) the indemnified party otherwise consents in writing.
An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim unless any indemnified party shall have been advised by counsel in writing that a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

     (d) Each party hereto agrees that, if for any reason the indemnification provisions contemplated by subsection (a) or (b) of this Section 3.9 are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, liabilities, or expenses (or actions in respect thereof) (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the losses, claims, damages, liabilities or expenses or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect the relative benefits of the indemnified party and the indemnifying party from the offering of the securities covered by such registration statement as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the sellers or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities, or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in subsection (c) of this
Section 3.9, defending any such action or claim. Notwithstanding the provisions of this Section 3.9(d), no member of the Purchaser Group shall be required to contribute an amount greater than the dollar amount by which the proceeds received by such Person with respect to the sale of any Registrable Shares exceeds the amount of damages which such Person has otherwise been required to pay by reason of such statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The obligations of the members of the Purchaser Group in this Section 3.9(d) to contribute shall be several in proportion to the amount of Registrable Shares registered by them and not joint.

     If indemnification is available under this Section 3.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in subsection (a) and (b) of this Section 3.9 without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 3.9.

     SECTION 3.10 THIRD PARTY REGISTRATION RIGHTS. The Company is not party, or otherwise subject, to any agreement granting registration rights to any other Person with respect to the Equity Securities of the Company. The Company will not, on or after the date of this Agreement, enter into any agreement granting
(i) demand registration rights to any other Person with respect to the Equity Securities of the Company, or (ii) piggy-back registration rights to any other Person that are not junior or subordinate to the rights granted to the holders of Registrable Shares under Sections 3.1 and 3.2 hereof, in either case without the prior written consent of WIC or the Purchaser Representative; and any agreement, amendment, modification or supplement entered into pursuant to such consent shall not be amended, modified or supplemented without a further prior written consent.

                                  ARTICLE IV
                      LIMITATIONS ON CERTAIN TRANSACTIONS

     SECTION 4.1   LIMITATIONS ON CERTAIN TRANSACTIONS.

     (a) Subject to the provisions of subsection (b) of this Section 4.1, each Purchaser agrees with the Company that it will not, directly or indirectly, except as specifically permitted by this Article IV or unless specifically requested or permitted in writing by the whole Board:

         (i) deposit any Shares in a voting trust or grant any proxy with respect to any Shares to any Person not designated by the Company (other than a member of the Purchaser Group) or subject any Shares to any arrangement or agreement with respect to the voting of such Shares;

         (ii) act with one or more Persons (other than a member of the Purchaser Group) as a partnership, limited partnership, syndicate or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) for the purpose of acquiring, holding, voting or disposing of Shares;

         (iii) sell or transfer any of the Preferred Shares or the Warrants at any time;

        (iv) prior to the second anniversary of the Closing Date, sell or transfer any of the Registrable Shares to any other Person who is not a member of the Purchaser Group; and

        (v) following the second anniversary of the Closing Date, sell or transfer Registrable Shares to any Person who is not a member of the Purchaser Group other than pursuant to a public offering conducted in accordance with Article III hereof or an exemption from the registration requirements of the Securities Act (including Rule 144 promulgated thereunder); provided, that (x) no more than 10% of the Fully-Diluted Shares shall be sold to any single Person (other than an underwriter in a firm commitment underwriting) or Affiliated Group and (y) during any calendar year no more than 1% of the Fully-Diluted Shares shall be sold to any single Person (other than an underwriter in a firm commitment underwriting) or Affiliated Group that to Purchaser's knowledge (which knowledge shall be presumed if such Person filed with the SEC a Schedule 13D, Schedule 13G or successor form prior to the date of such sale) Beneficially Owns at the time of such proposed sale or transfer more than 5% of the Fully-Diluted Shares.

     (b) Notwithstanding subsection (a) of this Section 4.1, Purchaser may sell or transfer (i) any of the Preferred Shares, the Warrants or any of the Registrable Shares pursuant to, as a result of, in connection with (A) a tender or exchange offer approved, or acceptance of which is recommended, by the Board or (B) a merger or other business combination with a previously unaffiliated entity in which the Company is not the surviving or acquiring entity, and (ii) any of the Registrable Shares to a member of the Purchaser Group; provided that no such sale or transfer to or among members of the Purchaser Group shall be effective unless and until any transferee who is not already a party to this Agreement (and such transferee's spouse, if applicable) shall execute and deliver to the Company and each Purchaser an agreement in which such transferee (and such transferee's spouse, if applicable) agrees to be bound by this Agreement and to observe and comply with this Agreement and with all of the obligations and restrictions imposed on Purchaser hereby.

     SECTION 4.2   RESTRICTIVE LEGENDS.

     (a) In addition to any additional legends required by applicable laws or by the Stock Purchase Agreement or the Warrant Agreement, each certificate representing the Preferred Shares, the Warrants and the Underlying Common Shares shall be stamped with the following legend:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AGREEMENT BETWEEN CERTAIN STOCKHOLDERS AND THE CORPORATION WHICH INCLUDES RESTRICTIONS ON CERTAIN SALES OF THE SECURITIES. COPIES OF THE AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

     (b) Purchaser consents to the Company's making a notation on its records and giving instructions to any transfer agent of the shares of Common Stock to implement the restrictions on transfers established in this Agreement.

     (c) In the event that any shares referred to in subsection (a) of this
Section 4.2 shall cease to be subject to the restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such shares without the legend required by subsection (a) of this Section 4.2.

     SECTION 4.3 RULE 144. The Company shall take all commercially reasonable actions necessary to enable Purchaser to sell such securities without registration under the Securities Act pursuant to the provisions of Rule 144. Upon the request of Purchaser, the Company will deliver to Purchaser a written statement as to whether it has complied with such requirements.


                                   ARTICLE V
                                 MISCELLANEOUS

     SECTION 5.1 NOTICES. Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or at such other address as may be substituted by notice given as herein provided):

     If to the Company, to:

     The Wiser Oil Company
     8115 Preston Road, Suite 400
     Dallas, Texas 75225

     Attention: President
     Fax: (214) 373-3610

     With a copy to:

     Thompson & Knight L.L.P.
     1700 Pacific Avenue, Suite 3300
     Dallas, Texas  75201
     Attention:  Steven K. Cochran
     Fax: (214) 969-1751

     If to any Purchaser, to:

     Wiser Investment Company, LLC
     c/o Douglas P. Heller
     1629 Locust Street
     Philadelphia, PA  19103
     Fax: (215) 546-1041

     With a copy to:

     Andrews & Kurth L.L.P.
     600 Travis Street, Suite 4200
     Houston, Texas 77002
     Attention:  David P. Oelman
     Fax: (713) 238-7128

     Any notice or communication hereunder shall be deemed to have been given or made as of the date so delivered if personally delivered; when answered back, if telexed; when receipt is acknowledged, if telecopied; one Business Day after the date of sending if sent by Federal Express or other major overnight courier, and five calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). If a notice or communication is sent by registered or certified mail, it is duly given, whether or not the addressee receives it.

     SECTION 5.2 GOVERNING LAW; JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

     SECTION 5.3 BINDING EFFECT; ASSIGNMENT; NO THIRD PARTY BENEFIT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party. Nothing in this Agreement, except as set forth in Section 3.9 (which is intended for the benefit of the parties identified therein), express or implied, is intended to or shall confer upon any other person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 5.4 INDEPENDENT DETERMINATION. From and after the Closing Date, all decisions on behalf of the Company as to the payment of indemnification pursuant hereto and otherwise regarding the Company's rights and obligations pursuant to this Agreement shall be made by majority vote of a committee of directors of the Company consisting of all directors of the Company other than
(a) the Purchaser Designees and (b) any directors elected by the holders of the Series C Preferred Stock pursuant to the provisions of the Certificate of Designation; provided, however, that nothing contained in this Section 5.4 shall prevent any indemnified party from receiving indemnification pursuant to some other source (such as, by way of example, the Restated Bylaws of the Company in the event such indemnified party is a director of the Company and such director seeks indemnification due to circumstances that do not pertain to an alleged breach of this Agreement), and the determination as to whether indemnification pursuant to such other source is available shall be made in accordance with the procedures applicable thereto.

     SECTION 5.5 COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 5.6 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions shall not in any way be affected or impaired thereby.

     SECTION 5.7 SPECIFIC PERFORMANCE. The parties recognize that in the event any party should refuse to perform under the provisions of this Agreement, monetary damages alone would not be adequate. Each of the parties shall therefore be entitled, in addition to any other remedies which may be available, including monetary damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, the parties hereby waive the defense that there is an adequate remedy at law.

     SECTION 5.8   NO WAIVERS; AMENDMENTS.

     (a) No failure or delay on the part of the Company or any Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or any Purchaser at law or in equity or otherwise.

     (b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and each Purchaser.

     SECTION 5.9 NO AFFILIATE LIABILITY. The partners, members, officers, directors, shareholders and Affiliates of each Purchaser, the Company or their respective Affiliates shall not have any personal liability or obligation to any Person arising under this Agreement in such capacities.

     SECTION 5.10 FURTHER ASSURANCES. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

                                THE WISER OIL COMPANY



                                By:/s/ Andrew J. Shoup, Jr.
                                   -------------------------------------
                                    Name:  Andrew J. Shoup, Jr.
                                    Title: President


                                WISER INVESTMENT COMPANY, LLC


                                By:/s/ George K. Hickox, Jr.
                                   -------------------------------------
                                    Name:  George K. Hickox, Jr.
                                    Title: Manager


                                DIMELING, SCHREIBER AND PARK


                                By:/s/ Steven G. Park
                                   -------------------------------------
                                    Name:  Steven G. Park
                                    Title: Partner